Exhibit 99.1

EXPRESSJET REPORTS AUGUST 2010 PERFORMANCE

            HOUSTON, Sept. 13, 2010 – ExpressJet Holdings, Inc. (NYSE: XJT), parent company of regional and charter airline operator, ExpressJet Airlines, Inc., today reportedtraffic and capacity results for August 2010.

Partner Flying

            During the month, ExpressJet revenue passenger miles (RPM) totaled 878 million, and available seat miles (ASM) flown were 1,088 million.  ExpressJet's August load factor for Partner Flying was 80.7%.  The company flew 68,581 block hours and operated 39,850 departures during the month as Continental Express and United Express.  During August 2010, ExpressJet operated 206 aircraft as Continental Express and 32 aircraft as United Express.

Corporate Aviation

            ExpressJet flew 637 block hours during the month in its Corporate Aviation (charter) division.  During the month, ExpressJet’s fleet within the Corporate Aviation (charter) division consisted of 6 aircraft.

Total Fleet

            ExpressJet ended August 2010 with a fleet of 244 aircraft consisting of 206 operating as Continental Express, 32 flying as United Express and 6 flying within the Corporate Aviation (charter) division.

About ExpressJet

            ExpressJet Holdings operates several divisions designed to leverage the management experience, efficiencies and economies of scale present in its subsidiaries, including ExpressJet Airlines, Inc. and ExpressJet Services, LLC.  ExpressJet Airlines serves 135 scheduled destinations in North America and the Caribbean with approximately 1,400 departures per day.  Operations include capacity purchase agreements for United and Continental as well as providing clients customized 50-seat charter options; and supplying third-party aviation and ground handling services.  For more information, visit www.expressjet.com.

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ExpressJet Reports August 2010 Traffic/Page 2

EXPRESSJET HOLDINGS, INC. AND SUBSIDIARIES
PRELIMINARY STATISTICS

	Month Ending August 31, 2010		Month Ending August 31, 2009		Year Over Year Change
	Partner Flying	Corporate Aviation	Partner Flying	Corporate Aviation	Partner Flying	Corporate Aviation

Revenue Passenger Miles (millions)	878		737		19%
Available Seat Miles (ASM) (millions)	1,088		924		18%
Passenger Load Factor	80.7%		79.8%		0.9 pts
Block Hours	68,581	637	58,644	3,809	17%	(83%)
Departures	39,850		31,911		25%
Stage Length	547		580		(6%)
Fleet	238	6	214	30	11%	(80%)

Year to date	Partner Flying	Corporate Aviation	Partner Flying	Corporate Aviation	Partner Flying	Corporate Aviation

Revenue Passenger Miles (millions)	6,404		5,235		22%
Available Seat Miles (ASM) (millions)	8,045		6,781		19%
Passenger Load Factor	79.6%		77.2%		2.4 pts
Block Hours	514,084	6,551	439,439	15,828	17%	(59%)
Departures	287,060		232,595		23%
Stage Length	561		585		(4%)
Fleet	232	12	214	30	8%	(59%)

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